Exhibit 99(a)

Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio 44114-2589
Cleveland-Cliffs Reports 2005 Fourth-Quarter and Full-Year Results
2005 Operating Income Triples
Cleveland, OH — February 15, 2006 — Cleveland-Cliffs Inc (NYSE: CLF) today reported revenues and earnings for the quarter and year ended December 31, 2005.
Following are 2005 highlights:
▪	Operating income for the year tripled, reaching $356.5 million.

▪	Revenues from product sales and services reached $1.7 billion for the year, a 45 percent increase over 2004.

▪	Excluding the effect of the sale of International Steel Group, Inc. (“ISG”) stock and a reversal of a deferred tax asset valuation allowance in 2004, net income was 2.5 times net income in 2004.

▪	Strong cash flow from operations of $514.6 million, which included the net proceeds from the $172.8 million net reduction in short-term marketable securities and $68.3 million cash flow from operations related to Portman Limited (“Portman”) since the March 31, 2005 acquisition.
Revenues from product sales and services increased 43 percent to $468.9 million for the fourth quarter and 45 percent to $1.7 billion for the year, compared with $326.9 million and $1.2 billion for the respective 2004 periods. Contributing to the revenue increases were higher average pellet prices and the inclusion of the results from Portman.
Net income was $66.1 million, or $2.36 per share, in 2005’s final quarter and $277.6 million, or $9.97 per share, for the full year. This compares with 2004’s net income of $203.3 million, or $7.31 per share, and $323.6 million, or $11.80 per share, for the fourth quarter and full year, respectively. All per-share amounts are diluted. Net income in 2004 benefited from two large special items: the gain on sale of directly held ISG common stock and the reversal of a deferred tax asset valuation allowance. These items totaled $176.1 million and $213.1 million on an after-tax basis for the quarter and full year, respectively. Excluding these two items, 2005 net income grew by $167.1 million, or more than 150 percent. Net income in 2005 benefited from higher North American sales margins and the inclusion of Portman’s results, partially offset by the adverse impact from the indefinite idling of Mittal Steel USA’s Weirton blast furnace, which resulted in the inability to recognize revenue related to supplemental payments on 1.1 million tons, which under current estimated pricing would yield $9.2 million.

As previously reported, Cliffs is currently in negotiations with Mittal Steel USA Inc. (Mittal) to resolve contractual disputes primarily related to Mittal’s minimum purchase obligations under Cliffs’ term supply contract with Mittal’s Weirton operations. Cliffs is also currently reviewing its options, including the possible initiation of an arbitration proceeding under the Weirton contract.
Chairman and Chief Executive Officer John Brinzo stated, “Our strong financial performance is the result of successful execution of strategic objectives set in motion several years ago. Improved industry dynamics and iron ore prices have coincided with our increased ownership in the mines we manage.”
Following is a summary:

	Fourth Quarter		Full Year
	2005	2004	2005	2004
Operating Income:	$61.1	$38.0	$356.5	$117.6

Other Income:	13.6	100.7	11.6	167.6

Income From Continuing Operations Before Income Taxes:	74.7	138.7	368.1	285.2

Income Tax Benefit (Provision):	(6.2)	66.1	(84.8)	35.0

Minority Interest:	(2.4)		(10.1)

Income From Continuing Operations:	66.1	204.8	273.2	320.2

Income (Loss) From Discontinued Operation:		(1.5)	(.8)	3.4

Cumulative Effect of Accounting Change:			5.2

Net Income:
Amount	$66.1	$203.3	$277.6	$323.6
Per Diluted Share	2.36	7.31	9.97	11.80

North American Iron Ore
The significant increase in North American sales margins in 2005 was primarily due to higher sales price realizations, partially offset by higher production costs. Sales volume of 6.1 million tons in the 2005 fourth quarter was unchanged from last year’s comparable quarter, and decreased modestly to 22.3 million tons for the full year from last year’s 22.6 million tons. Average sales prices increased 30 percent in the fourth quarter and 33 percent for the year.
Cost of goods sold and operating expenses (excluding freight and venture partners’ costs) increased $49.7 million for the quarter and $103.6 million for the year. Full-year 2005 increases reflected higher energy prices of $50.4 million, increased maintenance of $18.7 million, higher supply pricing of $16.6 million, and increased royalty rates of $13.2 million, partially offset by lower sales volume of $13.0 million.

Australian Iron Ore
Sales revenues of $59.1 million in the fourth quarter and $204.5 million for the nine-month period, ended December 31, 2005, both represented records for Portman. Sales tonnage totaled 1.7 million metric tons (“tonnes”) during the quarter and 4.9 million tonnes since the March 31, 2005 acquisition. Sales volume in the fourth quarter was impacted by two expected December shipments, which slipped into January 2006.
Cost of goods sold and operating expenses were $60.5 million in the fourth quarter and $174.1 million for the nine-month period. Sales margin was a loss of $1.4 million in the fourth quarter and a gain of $30.4 million since the acquisition reflecting the Company’s basis adjustments of $21.9 million and $48.4 million in the fourth quarter and nine months since the acquisition, respectively, due to the allocation of the $433.1 million purchase price. The primary contributing factors to the fourth-quarter loss were the result of purchase accounting adjustments to cost of sales primarily for higher depletion and inventory step ups totaling $12.1 million and $9.8 million of revenue reductions due to foreign currency contract settlements.
When Cliffs acquired Portman, Portman held currency derivatives to hedge currency exposure. At that time, these derivatives had a fair value of $13.0 million. A portion of Cliffs’ acquisition cost was allocated accordingly to these “in-the-money” contracts. As the contracts settle, they are charged against revenues. Consequently, Cliffs recorded $9.8 million of revenue reductions in the fourth quarter.
Production and Inventory
At December 31, 2005, Cliffs had 3.3 million tons of pellets in its North American product inventory, approximately the same as last year. Total North American production for Cliffs’ account was 5.5 million tons in the fourth quarter and 22.1 million tons for the year, versus 6.0 million tons and 21.7 million tons in the respective 2004 periods.

	(Tons in Millions)
	Fourth Quarter		Full Year
	2005	2004	2005	2004
Empire	1.1	1.5	4.8	5.4
Tilden	2.0	2.2	7.9	7.8

Michigan Mines	3.1	3.7	12.7	13.2
Hibbing	2.3	2.1	8.5	8.3
Northshore	1.2	1.3	4.9	5.0
United Taconite	1.2	1.1	4.9	4.1
Wabush	1.1	1.0	4.9	3.8

Total	8.9	9.2	35.9	34.4

Company Share of Total	5.5	6.0	22.1	21.7

Production of lump and fines ore at Portman totaled 1.6 million tonnes in the fourth quarter and 5.2 million tonnes since the acquisition. At December 31, 2005, Portman’s finished goods inventory totaled .6 million tonnes.
Liquidity
At December 31, 2005, Cliffs had $192.8 million of cash and cash equivalents and $9.9 million of highly liquid marketable securities. There were no borrowings outstanding at the end of the year under the revolving credit facility. At December 31, 2004, Cliffs had cash and cash equivalents of $216.9 million and highly liquid marketable securities of $182.7 million. The decrease is primarily due to the Portman acquisition, $409 million (net of Portman cash of $24 million), and $107.9 million of capital expenditures, partially offset by $514.6 million of cash flow from operations.
Cash flow from operations in 2005 included the proceeds from the sale of $182.7 million of short-term marketable securities, classified as trading. Cash flow from operations also reflects $55.8 million of pension and VEBA contributions and $70.6 million of excess electric power payments pending the outcome of an arbitration of Cliffs’ dispute of Wisconsin Electric Power Company’s (“WEPCO”) unilateral increase in the electric power energy rates it charges to the Empire and Tilden mines under the terms of existing electric power agreements between the parties. Approximately $67.6 million of power payments are recoverable in early 2006 under provisions of the agreements. However, we have been advised by WEPCO that it will oppose any release of these recoverable amounts from the escrow until completion of the arbitration.
For the nine-month period since acquisition, Cliffs’ cash flow from operations provided by Portman was $68.3 million. Portman’s capital expenditures were $37.2 million over the same period, principally for the expansion to 8 million tonnes, which is expected to be completed by the end of the first quarter of 2006.
Outlook
Most facilities are expected to operate at or near capacity in 2006. Production schedules, while subject to change, currently call for full-year North American pellet production to be approximately 35 million tons with Cliffs’ share representing approximately 21 million tons. Portman’s 2006 estimated production volume is approximately 8 million tonnes, which includes .6 million tonnes from Cockatoo Island.
Cliffs’ share of 2006 North American sales is projected to be approximately 21 million tons. Portman’s full-year sales are estimated to be approximately 7.9 million tonnes, reflecting the completion of the expansion at Koolyanobbing, which will increase annual capacity to eight million tonnes.
Revenue per ton from North American iron ore sales and services is dependent upon several price adjustment factors included in Cliffs’ term sales contracts, primarily the percentage change from 2005 to 2006 in the international pellet price for blast furnace pellets and producer price indices (PPI). Following is the estimated impact on Cliffs’ average North American revenue per ton from iron ore sales and services (excluding freight and venture partners’ cost reimbursements), based on 2005’s price realization of $58.77 per ton:

	(Change From 2005)
		Price per
	Percent	Ton
Potential Increase (Decrease):
Each 10 Percent Change in International Pellet Price	3.5%	$2.05
Each 10 Percent Change in PPI — Industrial Commodities Less Fuel	2.1	1.3
Each 10 Percent Change in PPI — Fuel and Related Products	1.1	.6
Each $10 per Ton Change From $520 per Ton Average Hot Rolled Coil Price Realization*	.5	.3
Known Year-Over-Year Increase**	5.6	3.3

*	Valid for decreases through $400 per ton, no upper limit.

**	Increase represents a combination of contractual base price increase, lag year adjustments and capped pricing on one contract.
North American production costs per ton are expected to increase approximately 15 percent from the 2005 cost of goods sold and operating expenses (excluding freight and venture partners’ cost reimbursements) of $42.65 per ton.
Commenting on the outlook for 2006, Brinzo said, “We believe 2006 will be another very good year for the industry and for Cliffs.
“China’s steel-production growth rate continues to show signs of strength and its subsequent raw-material requirements will need to increase. Correspondingly, global iron ore demand and prices are expected to remain firm. While international mining companies are increasing iron ore production capacity, future supply growth appears to correlate well with projected growth in demand.”
Cliffs will host a conference call to discuss its fourth-quarter and full-year 2005 results tomorrow, February 16, 2006, at 10:00 a.m. Eastern. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its 2005 10-K Report with the Securities and Exchange Commission in the next several days. For a more complete discussion of operations and financial position, please refer to the 10-K Report.
Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.
This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.
Actual results may differ materially from such statements for a variety of reasons, such as: changes in demand for iron ore pellets by North American integrated steel producers or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; the outcome of disputes with significant customers or vendors; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability of planned capacity expansions to achieve expected additional production; increases in the cost or length of time required to complete the expansions; failure to receive and comply with required environmental permits; failure to implement planned capital expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.
Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.
To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html
News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.
SOURCE: Cleveland-Cliffs Inc
CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459
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CLEVELAND-CLIFFS INC
STATEMENT OF CONDENSED CONSOLIDATED OPERATIONS
(UNAUDITED)

	Fourth Quarter		Year
(In Millions, Except Per Share Amounts)	2005	2004	2005	2004
REVENUES FROM PRODUCT SALES AND SERVICES
Iron ore	$417.1	$276.5	$1,512.2	$995.0
Freight and venture partners’ cost reimbursements	51.8	50.4	227.3	208.1

	468.9	326.9	1,739.5	1,203.1
COST OF GOODS SOLD AND OPERATING EXPENSES	(390.9)	(279.3)	(1,350.5)	(1,053.6)

SALES MARGIN	78.0	47.6	389.0	149.5
OTHER OPERATING INCOME (EXPENSE)
Casualty insurance recoveries	.3		12.3
Royalties and management fee revenue	3.6	2.9	13.1	11.3
Administrative, selling and general expenses	(14.6)	(8.5)	(47.9)	(33.1)
Impairment of mining assets		(3.2)		(5.8)
Customer bankruptcy recoveries (exposures)	2.0		2.0	(1.6)
Miscellaneous — net	(8.2)	(0.8)	(12.0)	(2.7)

	(16.9)	(9.6)	(32.5)	(31.9)

OPERATING INCOME	61.1	38.0	356.5	117.6
OTHER INCOME (EXPENSE)
Gain on sale of ISG common stock		95.9		152.7
Gain on sale of assets to PolyMet	9.5		9.5
Interest income	3.9	3.6	13.9	11.5
Interest expense	(1.0)	(.1)	(4.5)	(.8)
Other — net	1.2	1.3	(7.3)	4.2

	13.6	100.7	11.6	167.6

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	74.7	138.7	368.1	285.2
INCOME TAX EXPENSE	(6.2)	66.1	(84.8)	35.0
MINORITY INTEREST (net of tax $1.3 and $5.4)	(2.4)		(10.1)

INCOME FROM CONTINUING OPERATIONS	66.1	204.8	273.2	320.2
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (net of tax 2005-$.6; 2004-$1.8)	—	(1.5)	(.8)	3.4

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	66.1	203.3	272.4	323.6
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax $2.8)	—		5.2

NET INCOME	66.1	203.3	277.6	323.6
PREFERRED STOCK DIVIDENDS	(1.4)	(1.4)	(5.6)	(5.3)

INCOME APPLICABLE TO COMMON SHARES	$64.7	$201.9	$272.0	$318.3

EARNINGS PER COMMON SHARE — BASIC
Continuing operations	$2.97	$9.48	$12.32	$14.78
Discontinued operations		(.07)	(.04)	0.16
Cumulative effect of accounting change			.24

EARNINGS PER COMMON SHARE — BASIC	$2.97	$9.41	$12.52	$14.94

EARNINGS PER COMMON SHARE — DILUTED
Continuing operations	$2.36	$7.36	$9.81	$11.68
Discontinued operations		(.05)	(.03)	0.12
Cumulative effect of accounting change			.19

EARNINGS PER COMMON SHARE — DILUTED	$2.36	$7.31	$9.97	$11.80

AVERAGE NUMBER OF SHARES
Basic	21.8	21.5	21.7	21.3
Diluted	28.0	27.8	27.8	27.4

CLEVELAND-CLIFFS INC
STATEMENT OF CONDENSED CONSOLIDATED CASH FLOWS
(UNAUDITED)

	Year
(In Millions, Brackets Indicate Decrease in Cash)	2005	2004
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income	$277.6	$323.6
Cumulative effect of accounting change	(5.2)
Income from discontinued operations	.8	(3.4)

Income from continuing operations	273.2	320.2
Depreciation and amortization:
Consolidated	48.6	25.0
Share of associated companies	4.2	4.3
Minority interest	10.1
Loss on currency hedges	9.8
Environmental and closure obligations	6.0	4.6
Pensions and other post-retirement benefits	(35.2)	(48.0)
Gain on sale of assets to PolyMet	(9.5)
Deferred income taxes	(4.4)	(86.7)
Gain on sale of assets	(1.8)	(4.2)
Gain on sale of ISG common stock		(152.7)
Impairment of mining assets		5.8
Customer bankruptcy exposures		1.6
Other	5.6	5.1
Changes in operating assets and liabilities:
Marketable securities (short-term) — sales	182.8
Marketable securities (short-term) — purchases	(10.0)	(182.7)
Other	35.2	(33.7)

Total changes in operating assets and liabilities	208.0	(216.4)

Net cash from operating activities	514.6	(141.4)

INVESTING ACTIVITIES
Purchase of property, plant and equipment:
Consolidated	(97.8)	(54.4)
Share of associated companies	(8.5)	(6.3)
Investment in Portman Limited	(409.0)
Payment of currency hedges	(9.8)
Proceeds from sale of assets	3.4	4.4
Proceeds from sale of assets to PolyMet	1.0
Proceeds from sale of ISG common stock		170.1
Proceeds from steel company debt		10.0
Proceeds from ISG on MABCO		3.8

Net cash (used by) from investing activities	(520.7)	127.6

FINANCING ACTIVITIES
Borrowing under Revolving Credit Facility	175.0
Repayment under Revolving Credit Facility	(175.0)
Proceeds from stock options exercised	5.7	17.9
Contributions by minority interest	2.1	9.7
Common Stock dividends	(13.1)	(2.2)
Preferred Stock dividends	(5.6)	(3.9)
Issuance costs of Revolving Credit	(2.7)
Proceeds from Convertible Preferred Stock		172.5
Repayment of long-term debt		(25.0)
Issuance cost — Convertible Preferred Stock		(6.6)
Repurchases of common stock		(6.5)

Net cash (used by) from financing activities	(13.6)	155.9
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2.2)

CASH (USED BY) FROM CONTINUING OPERATIONS	(21.9)	142.1
CASH FROM DISCONTINUED OPERATIONS —
OPERATING ACTIVITIES	(5.2)	0.3
INVESTING ACTIVITIES	3.0	6.7

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(24.1)	$149.1

CLEVELAND-CLIFFS INC
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED)

	Fourth Quarter		Year
	2005	2004	2005	2004
NORTH AMERICA
Iron Ore Sales (Tons) — In Thousands	6,101	6,124	22,251	22,599

Sales Margin — In Millions
Revenues from iron ore sales and services *	$358.0	$276.5	$1,307.7	$995.0
Cost of goods sold and operating expenses *	278.6	228.9	949.1	845.5

Sales margin	$79.4	$47.6	$358.6	$149.5

Sales Margin — Per Ton
Revenues from iron ore sales and services *	$58.68	$45.15	$58.77	$44.03
Cost of goods sold and operating expenses *	45.66	37.38	42.65	37.41

Sales margin	$13.02	$7.77	$16.12	$6.62

*	Excludes revenues and expenses related to freight and venture partners’ cost reimbursements which are offsetting and have no impact on operating results.

AUSTRALIA — ($US @ .7612 exchange rate)
Iron Ore Sales (Tonnes) — In Thousands	1,651	4,909

Sales Margin — In Millions
Revenues from iron ore sales and services	$59.1	$204.5
Cost of goods sold and operating expenses	60.5	174.1

Sales margin	$(1.4)	$30.4

Sales Margin — Per Ton
Revenues from iron ore sales and services	$35.80	$41.66
Cost of goods sold and operating expenses	36.64	35.47

Sales margin	$(0.84)	$6.19

RECONCILIATION TO PORTMAN MARGIN

Sales Margin — In Millions
Cliffs margin per above**	$(1.4)	$30.4
Cliffs purchase accounting adjustments	21.9	48.4

Portman sales margin ($US)	$20.5	$78.8

Sales Margin — Per Ton
Cliffs margin per above**	$(0.84)	$6.19
Cliffs purchase accounting adjustments	13.26	9.86

Portman sales margin ($US)	$12.42	$16.05

**	Includes purchase accounting adjustments and $9.8M ($5.97 per tonne) of hedge accounting adjustment recorded in the fourth quarter.

CLEVELAND-CLIFFS INC
STATEMENT OF CONDENSED CONSOLIDATED FINANCIAL POSITION
(UNAUDITED)

	(In Millions)
	December 31	September 30	December 31
	2005	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$192.8	$97.9	$216.9
Marketable securities	9.9	5.0	182.7
Trade accounts receivable — net	53.7	72.3	54.1
Receivables from associated companies	5.4	47.0	3.5
Product inventories	119.1	152.4	108.2
Work in process inventories	56.7	38.9	15.8
Supplies and other inventories	70.5	58.5	59.6
Deferred and refundable income taxes	12.1	38.9	41.5
Other	115.8	100.6	49.1

TOTAL CURRENT ASSETS	636.0	611.5	731.4
PROPERTIES — NET	802.8	822.3	283.9
DEFERRED INCOME TAXES	66.5	23.8	44.2
PREPAID PENSIONS	80.4	73.2	71.2
LONG-TERM RECEIVABLES	48.7	50.0	52.1
MARKETABLE SECURITIES	10.6	1.4	.5
OTHER ASSETS	101.7	98.5	49.0

TOTAL ASSETS	$1,746.7	$1,680.7	$1,232.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$355.0	$303.5	$252.5
Payables to associated companies	7.7	1.9	4.6

TOTAL CURRENT LIABILITIES	362.7	305.4	257.1
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY	119.6	73.2	113.9
OTHER POST-RETIREMENT BENEFITS	85.2	99.7	102.7
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	87.3	85.3	82.4
DEFERRED INCOME TAXES	116.7	136.2
OTHER LIABILITIES	79.4	74.0	49.7

TOTAL LIABILITIES	850.9	773.8	605.8
MINORITY INTEREST	71.7	110.1	30.0
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	172.5	172.5	172.5
SHAREHOLDERS’ EQUITY	651.6	624.3	424.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,746.7	$1,680.7	$1,232.3

Notes to Unaudited Financial Statements
1.	On March 31, 2005, Cliffs acquired a 68.7 percent interest in Portman Limited. As a result of this transaction, Portman Limited became a consolidated subsidiary of Cliffs. In April, Cliffs increased its ownership in Portman to approximately 80 percent. The Condensed Consolidated Financial Statements as presented, reflect a preliminary allocation of the $433.1 million acquisition cost. In comparing the condensed consolidated statement of financial position at December 31, 2005, to December 31, 2004, there are significant changes that are mainly due to this acquisition.

2.	On March 17, 2005, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry”, (“EITF 04-6”). The consensus clarifies that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the cost of inventory. The concensus, which is effective for reporting periods beginning after December 15, 2005, permits early adoption. We elected to adopt EITF 04-06 in the first quarter ending March 31, 2005. As a result, we recorded an after-tax cumulative effect adjustment of $4.2 million, $.15 per diluted share, and increased product inventory by $6.4 million effective January 1, 2005. At its June 29, 2005 meeting, FASB ratified a modification to EITF 04-6 to clarify that the term “inventory produced” means “inventory extracted.” We recorded an after-tax cumulative effect adjustment of $1.0 million, $.04 per diluted share, and increased product inventory by $1.6 million effective January 1, 2005 to comply with the modification.

3.	In management’s opinion, the unaudited financial statements present fairly the Company’s financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company’s latest Annual Report.